Exhibit 99


                                                         FOR IMMEDIATE RELEASE


                PROCTER & GAMBLE DECLARES TWO-FOR-ONE STOCK SPLIT
                              AND DIVIDEND INCREASE

                    Repurchase of Common Shares Will Continue

     CINCINNATI, O., July 8, 1997--The Procter & Gamble Company board of directors approved a two-for-one stock split in the form of a stock dividend, effective August 22, 1997. The stock dividend will be made using shares already authorized by previous shareholder action. Stock split shares will be mailed to shareholders on or after September 19, 1997.

     The board also voted today to increase the annual common stock dividend from $1.80 to $2.02 per share. In line with this action, P&G directors declared a quarterly dividend of $.505 per share payable on or after August 15, 1997 to shareholders of record at the close of business on July 18, 1997. This marks the 42nd consecutive fiscal year in which per share dividends paid by P&G will have increased. The company has been paying dividends without interruption since incorporation in 1890. Following the split, the annual dividend on the company's common stock will be $1.01.

     Separately, P&G intends to continue repurchasing its outstanding common stock through the 1997-98 fiscal year, with investments expected to be in the range of $1.0 billion. In addition, the buyback program initiated in 1995 to offset per share earnings dilution resulting from management compensation programs will continue.

     "We're delighted that the company's continued strong earnings and cash flow performance has enabled us to announce these actions today that will enhance the value of Procter & Gamble for its shareholders," said P&G Chairman and Chief Executive John E. Pepper.

     "The two-for-one stock split will make our market price more accessible to individual investors. This should benefit our shareholders and the company by creating a broader market for our stock," Pepper said.

     Regarding the share repurchase program, Pepper added, "Like our shareholders, we believe Procter & Gamble stock is a good investment compared to other places we could put our surplus cash. The company's cash flow performance is sufficiently strong that we expect to be able to proceed with desired strategic acquisitions in addition to the stock repurchase program."

     Looking ahead, Pepper said, "I believe the opportunities for growth in our company are literally unprecedented. We intend to continue to deliver superior shareholder return by doing a still better job of building leadership brands in our existing businesses, and in entirely new businesses, and by driving to leadership positions in the fastest growing markets of the world."

                                      # # #


P&G Contact:               Elaine Plummer, 513-983-7756
                           Kristen A. Hall, 513-983-8435
P&G Web Site Address:      http://www.pg.com